EXHIBIT 99.1
Contact:

Robert W. Pangia
Chief Executive Officer
Highlands Acquisition Corp.
(201) 573-8400
rpangia@highlandscorp.com

FOR IMMEDIATE RELEASE

Highlands Acquisition Corp.
Appoints Ronnie P. Barnes to Board of Directors

Montvale, New Jersey, April 10, 2008 -- Highlands Acquisition Corp. (AMEX: HIA.U), (the "Company") announced today that Mr. Ronnie P. Barnes has been appointed to the Company’s Board of Directors on April 8, 2008 to serve as a Class B Director of the Company until the second annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal.

Commenting on the appointment of Mr. Barnes, Dr. Russell F. Warren, Chairman of the Board of Directors of the Company, stated, “We are pleased to have Ronnie join our Board of Directors. He will provide added healthcare expertise to our Board from his years of experience as a well respected Head Athletic Trainer and former director of Professional Sports Care, Inc.”

Mr. Barnes, age 56, has been the Vice President of Medical Services for the New York Giants professional football team since 2003. Mr. Barnes served as the head trainer for the New York Giants professional football team from 1980 until 2003. Mr. Barnes has served as a board member of the National Athletic Trainers Association Research and Education Foundation for 10 years and is a past chairman. Mr. Barnes is a member of the National Football League’s Subcommittee on Mild Brain Trauma and Foot and Ankle Subcommittee and the NFL/NFL Players Association Joint Committee on the Medical Aspects of Professional Football. Mr. Barnes recently completed a seven-year term as President of the Professional Football Athletic Trainers Society.

About Highlands Acquisition Corp.

Highlands Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more operating businesses. The Company's efforts in identifying a prospective target business will not be limited to a particular industry, although it initially intends to focus its search for a target business in the healthcare industry.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company's prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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